EXHIBIT 99.1
Britton & Koontz Capital Corporation

500 Main Street	601-445-5576
P O Box 1407	601-445-2481 Fax
Natchez, MS 39121	http://www.bkbank.com,
corporate@bkbank.com

FOR IMMEDIATE RELEASE:	FOR MORE INFORMATION:
October 23, 2006	W. Page Ogden, President & CEO
(Nasdaq - BKBK)	William M. Salters, Treasurer & CFO

BRITTON & KOONTZ CAPITAL REPORTS 2006 THIRD QUARTER EARNINGS

Natchez, Mississippi - The Board of Directors of Britton & Koontz Capital Corporation (Nasdaq: BKBK) today reported net income for the three months ended September 30, 2006, of $924 thousand, or $0.44 per diluted share, an 11.6% increase from the $828 thousand, or $0.39 per diluted share reported, for the same period in 2005. Returns on average assets and average equity for this period were 0.97% and 11.36%, compared to 0.84% and 10.53% for the same period in 2005. For the nine months ended September 30, 2006, net income and diluted earnings per share were $2.7 million or $1.28 per share, a 6.1% increase over the $2.6 million or $1.21 per share for the same period in 2005. Returns on average assets and average equity calculated for this period were 0.96% and 11.39%, for 2006, compared to 0.88% and 10.90% in 2005.

Net interest income was $3.4 million for the quarter ended September 30, 2006, the same as net interest income for the corresponding period in 2005. Increases in the volume and rate of earning assets were offset by increases in the volume and rate of interest-bearing liabilities, resulting in the flat growth in net interest income. Average short and long-term debt decreased by approximately $32 million as cash flows from the investment portfolio were used to pay down Federal Home Loan Bank advances. As borrowings decreased, average interest-bearing deposits increased by approximately $12 million. These deposits were used to fund $11 million in average growth in the loan portfolio. Net interest income increased by approximately $221 thousand as a result of changes in the volume of earning assets and interest-bearing liabilities. This increase in net interest income, however, was almost entirely offset by the rise in interest expense, because the increase in funding costs outpaced the increase in earning asset yields. Rising interest rates improved asset yields by 63 basis points to 6.73%, while the costs to fund those assets increased 77 basis points to 3.67%. Net interest income decreased by approximately $220 thousand as a result of these changes in the yields on earning assets and the rates paid on interest-bearing liabilities.  Net interest margin increased to 3.76% for the three months ended September 30, 2006, from 3.65% for the same period in 2005 due to a lower assets base. In either a rising or falling rate environment, net interest income is expected to remain relatively stable.

Net interest income for the nine months ended September 30, 2006, increased $51 thousand over the same period in 2005. During this nine month period, the negative effects to net interest income due to increased rates were offset by changes in average portfolio balances. Net interest margin increased to 3.78% for the nine months ended September 30, 2006, from 3.64% in the same period in 2005 due to a lower asset base.

Non-interest income decreased $27 thousand and $14 thousand for the three and nine months ended September 30, 2006, compared to the same periods in 2005. This decrease was due primarily to lower revenues associated with fewer originations and sales of 1-4 family mortgages in the secondary market. Non-interest expenses decreased $208 thousand and $363 thousand for the three and nine months ended September 30, 2006, compared to the same periods in 2005. The decrease this year is due primarily to lower salaries and benefits related to the Company’s offer of a voluntary separation package in the fourth quarter of 2005 to employees with certain years of service

Annualized net loan charge-offs as a percent of average loans for the third quarter of 2006 was .10% as compared to .07% at December 31, 2005, and .03% for the third quarter of 2005. Non-accrual and 90-day past due loans as a percent of total loans were .89% at September 30, 2006, as compared to .51% at December 31, 2005, and .83% at September 30, 2005. The allowance for loan losses as a percentage of loans was .95% at September 30, 2006, as compared to .97% at December 31, 2005, and .99% at September 30, 2005.

About Britton & Koontz

Britton & Koontz Capital Corporation, headquartered in Natchez, Mississippi, is the parent company of Britton & Koontz Bank, N.A. which operates three full service offices in Natchez, two in Vicksburg, Mississippi, and one in Baton Rouge, Louisiana. The Company also owns Britton & Koontz Title Insurance Agency, Inc. which was established to issue title insurance on properties in the State of Mississippi. As of September 30, 2006, the Company reported assets of $377.0 million and equity of $32.9 million. The Company’s stock is traded on NASDAQ under the symbol BKBK and the transfer agent is American Stock Transfer & Trust Company. Total shares outstanding at September 30, 2006, were 2,117,966.

Forward Looking Statements

This news release contains statements regarding the projected performance of Britton & Koontz Capital and its subsidiaries. These statements constitute forward-looking information within the meaning of the Private Securities Litigation Reform Act. Actual results may differ materially from the projections provided in this release since such projections involve significant known and unknown risks and uncertainties. Factors that might cause such differences include, but are not limited to: competitive pressures among financial institutions increasing significantly; economic conditions, either nationally or locally, in areas in which the Company conducts operations being less favorable than expected; and legislation or regulatory changes which adversely affect the ability of the combined Company to conduct business combinations or new operations. The Company disclaims any obligation to update such factors or to publicly announce the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments.

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Britton and Koontz Capital Corporation
Financial Highlights
(Unaudited)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2006	2005	2006	2005

Interest income	$6,073,540	$5,657,766	$17,634,564	$16,224,863
Interest expense	(2,686,370)	(2,270,364)	(7,466,990)	(6,108,381)
Net interest income	3,387,170	3,387,402	10,167,574	10,116,482
Provision for loan losses	(90,000)	(60,000)	(210,000)	(240,000)
Net interest income after
provision for loan losses	3,297,170	3,327,402	9,957,574	9,876,482
Non-interest income	614,631	641,973	1,822,388	1,836,600
Non-interest expense	(2,666,762)	(2,874,439)	(8,135,389)	(8,499,172)
Income before income taxes	1,245,039	1,094,936	3,644,573	3,213,910
Income taxes	(321,337)	(266,683)	(920,022)	(646,278)
Net income	$923,702	$828,253	$2,724,551	$2,567,632

Return on Average Assets	0.97%	0.84%	0.96%	0.88%
Return on Average Equity	11.36%	10.53%	11.39%	10.90%

Diluted:
Net income per share	$0.44	$0.39	$1.28	$1.21
Weighted average shares outstanding	2,122,015	2,122,912	2,121,943	2,121,368

	September 30,	December 31,	September 30,
	2006	2005	2005

Total assets	$376,971,570	$389,260,029	$397,569,838
Cash and due from banks	7,858,039	9,825,459	10,861,608
Federal funds sold	273,779	401,138	-
Investment securities	109,353,959	121,782,755	130,064,876
Loans, net of unearned interest	247,136,284	245,083,051	244,376,747
Deposits-interest bearing	204,368,559	205,910,680	194,994,408
Deposits-non interest bearing	52,439,506	51,466,230	47,782,133
Total Deposits	256,808,065	257,376,910	242,776,541
Short Term debt	35,612,737	44,456,731	55,152,957
L/T debt, inc junior subordinated debentures	47,873,838	52,927,057	64,822,559
Stockholders' equity	32,931,935	31,260,158	31,602,886
Book value (per share)	$15.55	$14.77	$14.93
Total shares outstanding	2,117,966	2,116,316	2,116,316